CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Capital Associates, Inc.:


We consent to the incorporation by reference in the registration statement on Form S-3 of Capital Associates, Inc. of our report dated July 14, 1995, except for note 15, which is as of August 23, 1995, relating to the consolidated balance sheets of Capital Associates, Inc. and subsidiaries as of May 31, 1995 and 1994 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended May 31, 1995, and the related schedule, which reports appear in the May 31, 1995 annual report on Form 10-K of Capital Associates, Inc., and the reference to our firm under the heading "Experts" in the Prospectus.


                                      /s/KPMG Peat Marwick LLP
                                      ------------------------
                                      KPMG Peat Marwick LLP





Denver, Colorado
December 14, 1995